Free Writing Prospectus

Filed pursuant to Rule 433

Dated December 7, 2021

Relating to

Preliminary Prospectus Supplement dated December 7, 2021 to

Prospectus dated November 16, 2020

Registration Statement No. 333-250115

Final Term Sheet

$1,000,000,000 2.000% Notes due 2028

Issuer:	Emerson Electric Co.

Principal Amount:	$1,000,000,000

Title of Securities:	2.000% Notes due 2028

Trade Date:	December 7, 2021

Settlement Date*:	December 21, 2021 (T+10)

Maturity Date:	December 21, 2028

Benchmark Treasury:	UST 1.500% due November 30, 2028

Benchmark Treasury Price / Yield:	100-14 / 1.434%

Spread to Benchmark Treasury:	60 basis points

Interest Rate:	2.000% per annum

Yield to Maturity:	2.034%

Public Offering Price:	99.779%

Gross Proceeds to Issuer:	$997,790,000

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on June 21 and December 21 of each year, beginning on June 21, 2022

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 10 basis points prior to October 21, 2028

Par Call:	On or after October 21, 2028

Special Mandatory Redemption:	In the event that (x) the Issuer’s combination of two of its industrial software businesses with the business of Aspen Technology, Inc. (the “AspenTech Transaction”) is not consummated on or before October 10, 2022, or (y) the Issuer notifies the trustee in writing that it will not pursue the consummation of the AspenTech Transaction, or (z) the definitive agreement for the AspenTech Transaction has been terminated without the consummation of the transaction, the Issuer will be required to redeem each of the notes at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of the special mandatory redemption.

CUSIP:	291011 BQ6

ISIN:	US291011BQ68

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Mischler Financial Group, Inc.

Stern Brothers & Co.

$1,000,000,000 2.200% Notes due 2031

Issuer:	Emerson Electric Co.

Principal Amount:	$1,000,000,000

Title of Securities:	2.200% Notes due 2031

Trade Date:	December 7, 2021

Settlement Date*:	December 21, 2021 (T+10)

Maturity Date:	December 21, 2031

Benchmark Treasury:	UST 1.375% due November 15, 2031

Benchmark Treasury Price / Yield:	98-31+ / 1.485%

Spread to Benchmark Treasury:	75 basis points

Interest Rate:	2.200% per annum

Yield to Maturity:	2.235%

Public Offering Price:	99.688%

Gross Proceeds to Issuer:	$996,880,000

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on June 21 and December 21 of each year, beginning on June 21, 2022

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 15 basis points prior to September 21, 2031

Par Call:	On or after September 21, 2031

Special Mandatory Redemption:	In the event that (x) the Issuer’s combination of two of its industrial software businesses with the business of Aspen Technology, Inc. (the “AspenTech Transaction”) is not consummated on or before October 10, 2022, or (y) the Issuer notifies the trustee in writing that it will not pursue the consummation of the AspenTech Transaction, or (z) the definitive agreement for the AspenTech Transaction has been terminated without the consummation of the transaction, the Issuer will be required to redeem each of the notes at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of the special mandatory redemption.

CUSIP:	291011 BR4

ISIN:	US291011BR42

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Mischler Financial Group, Inc.

Stern Brothers & Co.

$1,000,000,000 2.800% Notes due 2051

Issuer:	Emerson Electric Co.

Principal Amount:	$1,000,000,000

Title of Securities:	2.800% Notes due 2051

Trade Date:	December 7, 2021

Settlement Date*:	December 21, 2021 (T+10)

Maturity Date:	December 21, 2051

Benchmark Treasury:	UST 2.000% due August 15, 2051

Benchmark Treasury Price / Yield:	104-10+ / 1.811%

Spread to Benchmark Treasury:	100 basis points

Interest Rate:	2.800% per annum

Yield to Maturity:	2.811%

Public Offering Price:	99.778%

Gross Proceeds to Issuer:	$997,780,000

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on June 21 and December 21 of each year, beginning on June 21, 2022

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 15 basis points prior to June 21, 2051

Par Call:	On or after June 21, 2051

Special Mandatory Redemption:	In the event that (x) the Issuer’s combination of two of its industrial software businesses with the business of Aspen Technology, Inc. (the “AspenTech Transaction”) is not consummated on or before October 10, 2022, or (y) the Issuer notifies the trustee in writing that it will not pursue the consummation of the AspenTech Transaction, or (z) the definitive agreement for the AspenTech Transaction has been terminated without the consummation of the transaction, the Issuer will be required to redeem each of the notes at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of the special mandatory redemption.

CUSIP:	291011 BS2

ISIN:	US291011BS25

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Mischler Financial Group, Inc.

Stern Brothers & Co.

*

It is expected that delivery of each of the 2028 Notes, 2031 Notes and 2051 Notes (collectively, the “Notes”) offered hereby will be made against payment thereof on or about December 21, 2021, which will be the tenth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle T+10, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526 or Citigroup Global Markets Inc. toll free at 1-800-831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.